EXHIBIT 11.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use, in this Amended Offering Statement on Form 1-A of our report dated March 31, 2021, except for Note 17, as to which the date is June 17, 2021 relating to the consolidated financial statements of SOBR Safe, Inc. and subsidiaries for the year ended December 31, 2020. Our report includes an explanatory paragraph regarding substantial doubt about the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the offering statement.

Macias Gini O’Connell LLP

Irvine, California

June 17, 2021